Exhibit 10.1
REPUBLIC SERVICES, INC. AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, RESTATEMENT, EFFECTIVE DATE AND TERM
Republic Services, Inc., a Delaware corporation established the “Republic Services, Inc. 2007 Stock Incentive Plan” effective February 21, 2007, as amended by the Board effective January 1, 2009 (the “Republic 2007 Stock Incentive Plan”). Republic hereby amends and restates the Republic 2007 Stock Incentive Plan in its entirety. The Plan was approved and adopted by the Board on March 23, 2011 and shall become effective upon approval by the stockholders of Republic of the Plan. Until such approval, the provisions of the Republic 2007 Stock Incentive Plan shall continue in effect in accordance with its terms. Any Awards granted prior to stockholder approval of the Plan shall remain subject to the terms of the Republic 2007 Stock Incentive Plan as in effect on the date of grant. Any Awards granted on or after the date on which the Plan is approved by the stockholders of Republic shall be subject to the provisions of the Plan. Unless earlier terminated pursuant to Section 17(k) hereof, the Plan shall terminate on the tenth anniversary of the date set forth above on which the Plan was approved and adopted by the Board.

2.	PURPOSE
The purpose of the Plan is to enable the Company to attract, retain, reward and motivate Eligible Individuals by providing them with an opportunity to acquire or increase a proprietary interest in Republic and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the Eligible Individuals and the stockholders of Republic.

3.	DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below:
(a) “Award” means any Option, Performance Share, Performance Unit, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Common Stock granted as a bonus or in lieu of another Award or Dividend Equivalent, together with any other right or interest, granted to a Participant under the Plan.
(b) “Award Agreement” means a written agreement entered into by Republic and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.
(c) “Board” means the board of directors of Republic.
(d) “Cause” means, with respect to a termination of employment or service with the Company, a termination of employment or service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however , that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause or the Participant is covered under the Company’s Executive Separation Policy, the term Cause shall be defined in accordance with such agreement or policy, as amended from time to time and as applicable, with respect to any Award granted to the Participant on or after the effective date of the respective agreement or policy. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.
(e) “Change in Control” means the occurrence of any of the following:
(i) an acquisition (other than directly from Republic) of any voting securities of Republic (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of Republic (“Shares”) or the combined voting power of Republic’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this subsection (i), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) Republic or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Republic (for purposes of this definition, a “Related Entity”), (B) Republic or any Related Entity, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event (as defined in Paragraph (iii)(A) below) which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in Paragraph (iii)(A)(1) below); provided, however , that if the election, or nomination for election by Republic’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director will be considered as a member of the Incumbent Board; provided further, however , that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or
(iii) the consummation of:
(A) a merger, consolidation or reorganization with or into Republic or in which securities of Republic are issued (a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” means a Merger Event where:
(1) the stockholders of Republic immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,
(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and
(3) no Person other than (w) Republic, (x) any Related Entity, (y) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by Republic or any Related Entity, or (z) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (I) the Surviving Corporation, if there is no Parent Corporation, or (II) if there are one or more Parent Corporations, the ultimate Parent Corporation.
(B) a complete liquidation or dissolution of Republic; or
(C) the sale or other disposition of all or substantially all of the assets of Republic to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to Republic’s stockholders of the stock of a Related Entity or any other assets).
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Republic which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Republic, and after such share acquisition by Republic, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control will occur.
In addition, a Change in Control will not be deemed to occur unless the event(s) that causes such Change in Control also constitutes a “change in control event,” as such term is defined in Section 409A of the Code.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g) “Committee” means a committee or sub-committee of the Board consisting of two or more members of the Board, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” for purposes of Code Section 162 (m), and (iii) Independent. The failure of the Committee to be so comprised shall not invalidate any such Award that otherwise satisfies the terms of the Plan. If no Committee exists, or for any other reason determined by the Board, then the Board shall serve as the Committee; provided , however , that a Committee (other than the Board) shall be created prior to the grant of Awards to a Covered Employee and that grants of Awards to a Covered Employee shall be made only by such Committee. Notwithstanding the foregoing, with respect to the grant of Awards to Non-Employee Directors, the Committee shall be the Board.
(h) “Common Stock” means the common stock, $.01 par value per share, of Republic.
(i) “Company” means Republic and all entities whose financial statements are required to be consolidated with the financial statements of Republic pursuant to United States generally accepted accounting principles and any other entity determined to be an affiliate as determined by the Committee in its sole and absolute discretion.
(j) “Covered Employee” means “covered employee” as defined in Code Section 162(m)(3).
(k) “Covered Individual” means any current or former member of the Committee, any current or former officer of the Company, or any individual designated pursuant to Sections 5(b) or 5(c).
(l) “Detrimental Activity” shall mean (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, acquired by a Participant prior to a termination of the Participant’s employment or service with the Company; (ii) activity while employed or providing services that results, or if known could result, in the termination of the Participant’s employment or service that is classified by the Company as a termination for Cause; (iii) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any non-clerical employee of the Company to be employed by, or to perform services for, the Participant or any person or entity with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (iv) any attempt, directly or indirectly, to solicit in a competitive manner any current or prospective customer of the Company without, in all cases, written authorization from the Company; (v) the Participant’s Disparagement, or inducement of others to do so, of the Company or their past and present officers, directors, employees or products; (vi) without written authorization from the Company, the rendering of services for any organization, or engaging, directly or indirectly, in any business, which is competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company; provided, however that competitive activities shall only be those competitive with any business unit of the Company with regard to which the Participant performed services at any time within the two (2) years prior to the termination of the Participant’s employment or service; or (vii) any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to any interest of the Company. For purposes of subparagraphs (i), (iii), (iv) and (vi) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.
(m) “Disability” means a “permanent and total disability” within the meaning of Code Section 22(e)(3); provided , however , that if a Participant and the Company have entered into an employment or consulting agreement which defines the term Disability for purposes of such agreement or the Participant is covered under the Company’s Executive Separation Policy, Disability shall be defined pursuant to the definition in such agreement or policy, as applicable, with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement or policy. The Committee shall determine in its sole and absolute discretion whether a Disability exists for purposes of the Plan.
(n) “Disparagement” means making any comments or statements to the press, the Company’s employees or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of the Company or any of its products, or its past or present officers, directors or employees.

(o) “Dividend Equivalent” means a right to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to one share of Common Stock subject to an Award granted to a Participant pursuant to Section 12 of the Plan.
(p) “Effective Date” of the Plan shall mean the date on which the Plan is approved by stockholders of Republic.
(q) “Eligible Individual” means any employee, officer, director (employee or non-employee director) of the Company and any Prospective Employee to whom Awards are granted in connection with an offer of future employment with the Company.
(r) “Employee Debt” has the meaning set forth in Section 16(c).
(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(t) “Executive Separation Policy” means the Republic Executive Separation Policy as established effective February 9, 2010, and as amended from time to time.
(u) “Exercise Price” means the purchase price of each share of Common Stock subject to an Award.
(v) “Fair Market Value” means, unless otherwise required by the Code, as of any date, the last sales price reported for the Common Stock on such date (i) as reported by the national securities exchange in the United States on which it is then traded or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided , however , that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Common Stock is listed or traded. If the Common Stock is not readily traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.
(w) “Grant Date” means the date on which the Committee approves the grant of an Award or such later date as is specified by the Committee and set forth in the applicable Award Agreement.
(x) “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.
(y) “Independent”, when referring to members of the Committee, shall have the same meanings as used in the rules of the New York Stock Exchange or any other national securities exchange on which any equity securities of Republic are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.
(z) “Non-Employee Director” means a director of Republic who is not an active employee of the Company.
(aa) “Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.
(bb) “Option” means an option to purchase Common Stock granted pursuant to Section 7 of the Plan.
(cc) “Option Proceeds” means the cash actually received by the Company for the exercise price in connection with the exercise of Options granted under the Plan or the Republic 2007 Stock Incentive Plan that are exercised after the Effective Date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options, which tax benefit shall be determined by multiplying (i) the amount that is deductible for Federal income tax purposes as a result of any such option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (ii) the maximum Federal corporate income tax rate for the year of exercise. With respect to Options, to the extent that a Participant pays the exercise price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid in shares of Common Stock.
(dd) “Participant” means any Eligible Individual who holds an Award under the Plan and any of such individual’s successors or permitted assigns.
(ee) “Performance Goals” means the specified performance goals which have been established by the Committee in connection with an Award.
(ff) “Performance Period” means the period during which Performance Goals must be achieved in connection with an Award.

(gg) “Performance Share” means a right to receive a fixed number of shares of Common Stock, or the cash equivalent, which is contingent on the achievement of certain Performance Goals during a Performance Period.
(hh) “Performance Unit” means a right to receive a designated dollar value, or shares of Common Stock of the equivalent value, which is contingent on the achievement of Performance Goals during a Performance Period.
(ii) “Person” shall mean, except as otherwise defined and used for purposes of Section 3(e), any person, corporation, partnership, limited liability company, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary.
(jj) “Plan” means the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan, as set forth herein, and as may be hereafter from time to time amended.
(kk) “Prospective Employee” means any individual who has committed to become an employee of the Company within sixty (60) days from the date an Award is granted to such individual.
(ll) “Republic” means Republic Services, Inc., a Delaware corporation.
(mm) “Republic 2007 Stock Incentive Plan” has the meaning set forth in Section 1.
(nn) “Restricted Stock” means Common Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 9 hereunder.
(oo) “Restricted Stock Unit” means the right to receive a fixed number of shares of Common Stock, or the cash equivalent, granted pursuant to Section 9 hereunder.
(pp) “Section 424 Employee” means an employee of Republic or any “subsidiary corporation” or “parent corporation” as such terms are defined in and in accordance with Code Section 424. The term “Section 424 Employee” also includes employees of a corporation issuing or assuming any Options in a transaction to which Code Section 424(a) applies.
(qq) “Stock Appreciation Right” means the right to receive all or some portion of the increase in value of a fixed number of shares of Common Stock granted pursuant to Section 8 hereunder.
(rr) “Substitute Awards” means Awards granted or shares of Common Stock issued by Republic in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by Republic or any Related Entity (as defined in Section 3(e)(i)), (ii) which becomes a Related Entity after the Effective Date, or (iii) with which Republic or any Related Entity combines.
(ss) “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of, and, as a verb, directly or indirectly, voluntarily or involuntarily, to exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of.

4.	ELIGIBILITY
Awards may be granted under the Plan to any Eligible Individual as determined by the Committee from time to time on the basis of his or her importance to the business of the Company pursuant to the terms of the Plan.

5.	ADMINISTRATION
(a) Committee. The Plan shall be administered by the Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Award granted or any Award Agreement entered into hereunder. The Committee shall have authority to issue Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of an Award may include (in addition to those contained in this Plan) such conditions and limitations as the Committee may consider appropriate in its sole discretion for the protection of the interests of the Company and its stockholders, including, without limitation, restrictions on exercisability, vesting or transferability, forfeiture provisions, and requirements for the disgorgement of gain. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect as it may determine in its sole discretion. The decisions by the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan, any Award or any Award Agreement entered into under the Plan.
(b) Committee Delegation. The Committee may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards to Covered Employees that are intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. Any such delegations shall be set forth in a written instrument that specifies the persons authorized to act thereunder and the terms and limitations of such authority, which writing shall be delivered to the Company’s Chief Financial Officer and General Counsel before any authority may be exercised.
(c) Advisors to Committee. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan. The Committee may grant authority to the Chief Executive Officer of the Company or any other employee of the Company to execute agreements or other documents on behalf of the Committee in connection with the grant of an Award or the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any communication received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.
(d) Participants Outside the U.S. In order to conform with the provisions of local laws and regulations in foreign countries in which the Company may operate, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Awards granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.
(e) Liability and Indemnification. No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted or any Award Agreement entered into hereunder. The Company shall, to the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Republic, indemnify and hold harmless each Covered Individual against any cost or expense (including reasonable attorney fees reasonably acceptable to the Company) or liability (including any amount paid in settlement of a claim with the approval of the Company), and advance amounts to such Covered Individual necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Certificate of Incorporation or Bylaws of Republic. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by a Covered Individual with regard to Awards granted to such Covered Individual under the Plan or arising out of such Covered Individual’s own fraud or bad faith.

6.	COMMON STOCK
(a) Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan on or after the Effective Date shall be Twenty One Million (21,000,000) shares plus any shares of Common Stock remaining for grant and delivery under the Republic 2007 Stock Incentive Plan on the Effective Date.
(i) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Two Million Five Hundred Thousand (2,500,000) of such shares may be subject to grants of Options or Stock Appreciation Rights to any one Eligible Individual during any one fiscal year.
(ii) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of One Million Two Hundred Fifty Thousand (1,250,000) of such shares may be subject to grants of Performance

Shares, Restricted Stock, Restricted Stock Units, and Awards of Common Stock to any one Eligible Individual during any one fiscal year.
(iii) The maximum value at Grant Date of grants of Performance Units which may be granted to any one Eligible Individual during any one fiscal year shall be four million dollars ($4,000,000).
(b) Reduction of Shares Available for Awards. Except as otherwise provided in Section 6(c) hereof, upon the granting of an Award on or after the Effective Date, the number of shares of Common Stock available under this Section hereof for the granting of further Awards shall be reduced as follows:
(i) In connection with the granting of an Award that is settled in Common Stock, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Option, Stock Appreciation Right or other Award.
(ii) Awards settled in cash shall not count against the total number of shares of Common Stock available to be granted pursuant to the Plan.
(c) Availability of Common Stock Not Delivered Under Awards.
(i) If any Awards (including those granted prior to the Effective Date) are forfeited, expire or otherwise terminate without the issuance of shares of Common Stock, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award, the shares of Common Stock to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant and delivery with respect to Awards.
(ii) In the event that any Option or other Award granted hereunder (including those granted prior to the Effective Date) is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, then only the number of shares of Common Stock issued to the Participant net of the shares of Common Stock so tendered or withheld shall be counted for purposes of determining the maximum number of shares of Common Stock available for grant and delivery under the Plan.
(iii) Shares of Common Stock reacquired by the Company on the open market using Option Proceeds shall be available for Awards. The increase in shares of Common Stock available pursuant to the repurchase of shares of Common Stock with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a share of Common Stock on the date of exercise of the Option giving rise to such Option Proceeds.
(iv) Substitute Awards shall not reduce the shares of Common Stock available for grant and delivery under the Plan or available for grant and delivery to a Participant in any period. Additionally, in the event that a company acquired by Republic or any Related Entity (as defined in Section 3(e)(i)) or with which Republic or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders, the shares available for grant and delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the shares of Common Stock available for grant and delivery under the Plan, in each case if and to the extent that the use of such shares of Common Stock would not require approval of Republic’s stockholders under the rules of the New York Stock Exchange or any other securities exchange on which any securities of Republic are listed for trading.
(d) Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Republic by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Republic or other increase or decrease in such shares effected without receipt of consideration by Republic occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan; (ii) the aggregate limit of the number of shares of Common Stock that may be granted pursuant to an Incentive Stock Option, (iii) the limits on the number of shares of Common Stock that may be granted to an Eligible Individual in any one fiscal year; (iv) the calculation of the reduction of shares of Common Stock available under the Plan; (v) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards; (vi) the Exercise Price of outstanding Options or Stock Appreciation Rights granted under the Plan and/or (vii) number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 13. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 6(d), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 6(d) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.
(e) No Further Awards Under Prior Plans. In light of the adoption of the Plan, no further awards shall be made under the Republic Services, Inc. 2006 Incentive Stock Plan (f/n/a/ Allied Waste Industries, Inc. 2006 Incentive Stock Plan) after the Effective Date. Pursuant to the terms of the Amended and Restated Republic Services, Inc. 2005 Non-Employee Director Equity Compensation Plan (f/n/a Allied Waste Industries 2005 Non-Employee Director Equity Compensation Plan) no further awards shall be made under that Plan on or after December 5, 2008.
(f) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Common Stock to be delivered in connection with such an Award exceeds the number of shares of Common Stock remaining available for delivery under the Plan, minus the number of shares of Common Stock deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares of Common Stock previously counted in connection with an Award.
(g) Incentive Stock Options. Notwithstanding anything in this Section 6 to the contrary, but subject to adjustment as provided in Section 6(d) hereof, the maximum aggregate number of shares of Common Stock that may be delivered under the Plan as a result of the exercise of Incentive Stock Options shall be Twenty One Million (21,000,000) shares.

7.	OPTIONS
(a) Grant of Options. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of an Option shall satisfy the requirements set forth in this Section.
(b) Type of Options. Each Option granted under the Plan may be designated by the Committee, in its sole discretion, as either (i) an Incentive Stock Option, or (ii) a Non-Qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Code Section 422 shall be re-designated as Non-Qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Non-Qualified Stock Options.
(c) Exercise Price. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, the Exercise Price of an Option shall be fixed by the Committee and stated in the respective Award Agreement, provided that the Exercise Price of the shares of Common Stock subject to such Option (other than in connection with Substitute Awards) may not be less than Fair Market Value of such Common Stock on the Grant Date, or if greater, the par value of the Common Stock.
(d) Limitation on Repricing. Unless such action is approved by the stockholders of Republic in accordance with applicable law: (i) no outstanding Option granted under the Plan may be amended to provide an Exercise Price per share that is lower than the then-current Exercise Price of such outstanding Option (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); (ii) the Committee may not cancel any outstanding Option and grant in substitution therefor (other than in connection with Substitute Awards) new Awards under the Plan covering the same or a different number of shares of Common Stock and having an Exercise Price lower than the then-current Exercise Price of the cancelled Option (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); (iii) the Committee may not authorize the repurchase of an outstanding Option which has an Exercise Price that is higher than the then-current Fair Market Value of the Common Stock (other than adjustments to the Exercise Price pursuant to Sections 6(d) and 14); and (iv) the Committee may not take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the New York Stock Exchange or any other securities exchange on which any securities of Republic are listed for trading.
(e) Limitation on Option Period. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, Options granted under the Plan (other than in connection with Substitute Awards) and all rights to purchase Common Stock thereunder shall terminate no later than the seventh anniversary of the Grant Date of such Options, or on such earlier date as may be stated in the Award Agreement relating to such Option. In the case of Options expiring prior to the seventh anniversary of the Grant Date (or such other date applicable to Substitute Awards), the Committee may in its sole discretion, at any time prior to the expiration or termination of said Options, extend the term of any such Options for such additional period as it may determine, but in no event beyond the seventh anniversary of the Grant Date thereof (or such other date applicable to Substitute Awards).
(f) No Reload of Stock Options. The Plan does not permit an additional automatic grant of an Option to a Participant who exercises an Option by surrendering other shares of Common Stock (“reload stock option”).
(g)Limitations on Incentive Stock Options. Notwithstanding any other provisions of the Plan and except for Substitute Awards for Incentive Stock Options if permitted under Code Sections 424, the following provisions shall apply with respect to Incentive Stock Options granted pursuant to the Plan.
(i) Limitation on Grants. Incentive Stock Options may only be granted to Section 424 Employees. The aggregate Fair Market Value (determined at the time such Incentive Stock Option is granted) of the shares of Common Stock for which any individual may have Incentive Stock Options which first become vested and exercisable in any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000 (or such other amount as specified under Section 422 of the Code). Options granted to such individual in excess of the $100,000 limitation (or such other specified amount), and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall automatically be treated as Non-qualified Stock Options.
(ii) Minimum Exercise Price. In no event may the Exercise Price of a share of Common Stock subject to an Incentive Stock Option be less than 100% the Fair Market Value of such share of Common Stock as of the Grant Date.
(iii) Ten Percent Stockholder. Notwithstanding any other provision of the Plan to the contrary, in the case of Incentive Stock Options granted to a Section 424 Employee who, at the time the Option is granted, owns (after application of the rules set forth in Code Section 424(d)) stock possessing more than ten percent of the total combined voting power of all classes of stock of Republic, such Incentive Stock Options (i) must have an Exercise Price per share of Common Stock that is at least 110% of the Fair Market Value as of the Grant Date of a share of Common Stock, and (ii) must not be exercisable after the fifth anniversary of the Grant Date.
(h) Vesting Schedule and Conditions. No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Award Agreement relating thereto. Except as otherwise provided in connection with Substitute Awards and in Sections 7(k), 13, 14 and 15 of the Plan, Options subject solely to a future service requirement shall have a vesting period of not less than one year from the Grant Date.
(i) Exercise. When the conditions to the exercise of an Option have been satisfied, the Participant may exercise the Option only in accordance with the following provisions. The Participant shall deliver to Republic a written notice stating that the Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to Republic at its principal office and addressed to the attention of Stock Option Administrator, Republic Services, Inc., 18500 N. Allied Way, Phoenix, AZ 85054. The minimum number of shares of Common Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of one hundred (100) shares or the maximum number of shares available for purchase under the Option at the time of exercise. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(j) Payment. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods: (i) by cash, certified or cashier’s check, bank draft or money order; or (ii) through the delivery to Republic of shares of Common Stock which have been previously owned by the Participant for the requisite period necessary to avoid a charge to Republic’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in Republic incurring any liability under Section 16(b) of the Exchange Act; or (iii) by any other method which the Committee in its sole and absolute discretion and to the extent permitted by applicable law, may permit including, but not limited to, a “cashless exercise sale and remittance procedure” pursuant to which the Participant shall concurrently provide irrevocable instructions (A) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to Republic out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (B) to Republic to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.
(k) Termination of Employment, Disability or Death. Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with Company for any reason, all of the Participant’s outstanding Options (whether vested or unvested) shall be subject to the rules of this paragraph. Upon such termination, the Participant’s unvested Options shall expire. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason (i) any unvested Options held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service, and (ii) a Participant or the Participant’s estate, devisee or heir at law (whichever is applicable), may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or other service and prior to the termination of the Option pursuant to its terms. Unless otherwise determined by the Committee, temporary absence from employment because of illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service.
(i) Termination for Reason Other Than Cause, Disability or Death. If a Participant’s termination of employment or other service is for any reason other than death, Disability, Cause, or a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause, any Option held by such Participant, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period not to exceed ninety (90) days from the date of such termination, but in no event after the termination of the Option pursuant to its terms.
(ii) Disability. If a Participant’s termination of employment or other service with the Company is by reason of a Disability of such Participant, the Participant shall have the right at any time within a period not to exceed one (1) year after such termination, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any vested portion of the Option held by such Participant at the date of such termination; provided , however , that if the Participant dies within such period, any vested Option held by such Participant upon death shall be exercisable by the Participant’s estate, devisee or heir at law (whichever is applicable) for a period not to exceed one (1) year after the Participant’s death, but in no event after the termination of the Option pursuant to its terms.
(iii) Death. If a Participant dies while in the employment or other service of the Company, the Participant’s estate or the devisee named in the Participant’s valid last will and testament or the Participant’s heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Participant’s death, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any portion of the vested Option held by such Participant at the date of such Participant’s death.
(iv) Termination for Cause. In the event the termination is for Cause or is a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Option held by the Participant at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

8.	STOCK APPRECIATION RIGHTS
(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Stock Appreciation Rights, in such amounts, and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Stock Appreciation Right shall satisfy the requirements as set forth in this Section.
(b) Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the limitations on the Exercise Price, exercise period, repricing and termination) of the Stock Appreciation Right shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 7 above were the grant of the Stock Appreciation Rights a grant of an Option.
(c) Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be exercised by a Participant only by written notice delivered to Republic, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised.
(d) Payment of Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, the Participant or Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to receive payment, in cash, in shares of Common Stock, or in a combination thereof, as determined by the Committee at the date of grant in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the Grant Date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such limitation in the Award Agreement.

9.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(a) Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock and/or Restricted Stock Units, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of Restricted Stock or Restricted Stock Units shall satisfy the requirements as set forth in this Section.
(b) Restrictions. The Committee shall impose such restrictions on any Restricted Stock and/or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, time based vesting restrictions, or the attainment of Performance Goals. Except for certain limited situations (including death, disability, retirement, termination without Cause or for good reason to the extent provided in an employment or consulting agreement or the Company’s Executive Separation Policy, a Change in Control, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Shares or Performance Units or other incentive compensation, Substitute Awards, or grants to Non-Employee Directors): (i) Restricted Stock and Restricted Stock Units, (A) that are not subject to performance-based vesting requirements shall vest over a period of not less than three years from the Grant Date (but permitting pro-rata vesting over such time); (B) that are subject to performance-based vesting requirements shall vest over a period of not less than one year; and (ii) the Committee shall not waive the vesting requirements set forth in the foregoing clause (i).
The limitations set forth in this Section 9(b) shall not apply with respect to up to One Million (1,000,000) of the shares of Common Stock available under the Plan (subject to adjustment as provided in Section 6(d) hereof). Shares of Restricted Stock and Restricted Stock Units that are subject to the attainment of Performance Goals will be released from the applicable restrictions only after the attainment of such Performance Goals has been certified by the Committee in accordance with Section 10(d).
(c) Certificates and Certificate Legend. With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions, as well as any applicable securities law restrictions. In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and Republic Services, Inc. (the “Company”), dated (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”
(d) Removal of Restrictions. Except as otherwise provided in the Plan or applicable law, shares of Restricted Stock shall become freely transferable by the Participant upon the lapse of the applicable restrictions. Once the shares of Restricted Stock are released from the restrictions, the Participant shall be entitled to have the legend required by paragraph (c) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions held in escrow by the Company with respect to such Restricted Stock.
(e) Stockholder Rights. Unless otherwise provided in an Award Agreement and until the expiration of all restrictions applicable to the Award, the following provisions shall apply with respect to the Restricted Stock and Restricted Stock Units granted pursuant to the Plan.
(i) Restricted Stock. With respect to Restricted Stock, the following provisions apply:
(1) the Restricted Stock shall be treated as outstanding,
(2) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and
(3) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. Notwithstanding anything to the contrary, all such dividends and distributions with respect to Restricted Stock that is subject to performance-based vesting requirements shall be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(ii) Restricted Stock Units. With respect to Restricted Stock Units, the following provisions apply:
(1) prior to settlement of the Restricted Stock Unit with shares of Common Stock, the Restricted Stock Unit carries no voting or dividend or other rights associated with the ownership of Common Stock and the shares of Common Stock to which the Restricted Stock Units relate shall not be treated as outstanding, and
(2) unless otherwise provided in the Award Agreement, any Dividend Equivalents that are granted with respect to any Restricted Stock Units shall be either (A) paid with respect to such Restricted Stock Unit at the dividend payment date in cash or in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units, other Awards or other investment vehicles, as the Committee shall provide in the Award Agreement (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock Units have lapsed. Notwithstanding anything to the contrary, any Dividend Equivalents that are granted with respect to a Restricted Stock Unit that is subject to performance-based vesting requirements shall be subject to the provisions set forth in the foregoing clause 2(B).
(f) Termination of Service. Unless otherwise provided in an Award Agreement and subject to the provisions of Section 9(b), if a Participant’s employment or other service with the Company terminates for any reason, all unvested shares of Restricted Stock and unvested Restricted Stock Units held by the Participant and any dividends, distributions or Dividend Equivalents, held in escrow by Republic with respect to such Restricted Stock or Restricted Stock Units shall be forfeited immediately and returned to the Company. Notwithstanding this paragraph, all grants of Restricted Stock or Restricted Stock Units that vest solely upon the attainment of Performance Goals shall be subject to the provisions of Section 9(b) and treated pursuant to the terms and conditions that would have been applicable under Section 10(d) as if such grants of Restricted Stock or Restricted Stock Units were Awards of Performance Shares. Notwithstanding anything in the Plan to the contrary other than the provisions of Section 9(b), the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested shares of Restricted Stock or Restricted Stock Units held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

10.	PERFORMANCE SHARES AND PERFORMANCE UNITS
(a) Grant of Performance Shares and Performance Units. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Performance Shares and Performance Units, in such amounts, and on such terms and conditions the Committee shall determine in its sole and absolute discretion. Each grant of a Performance Share or a Performance Unit shall satisfy the requirements as set forth in this Section.
(b) Performance Goals. Performance Goals for Awards granted to an Eligible Individual who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion and will be subject to the provisions of this Section 10(b): (i) the attainment of certain target levels of, or a specified increase in, Republic’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a specified increase in, Republic’s after-tax or pre-tax profits, or a component thereof, including, without limitation, that attributable to Republic’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, Republic’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, Republic’s operational costs, or a component thereof; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of bank debt or other of Republic’s long-term or short-term public or private debt or other similar financial obligations of Republic, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a certain target level of, or specified increase in, earnings per share or earnings per share from Republic’s continuing operations, or a component thereof; (vii) the attainment of certain target levels of, or a specified increase in, Republic’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, Republic’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a specified increase in, Republic’s after-tax or pre-tax return on stockholder equity; (x) the attainment of certain target levels in the fair market value of Republic’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before interest, taxes, depreciation, depletion, amortization and accretion). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of Republic of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by Republic (or a subsidiary, division or other operational unit of Republic) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and the regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals being “substantially uncertain”. Performance Goals shall be established not later than 90 days after the beginning of any Performance Period applicable to the Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.
(c) Terms and Conditions of Performance Shares and Performance Units. The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the Participant; (ii) the Performance Period (which shall not be shorter than twelve (12) months nor longer than five (5) years) and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of Common Stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals, and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. The Committee shall establish, in its sole and absolute discretion, the Performance Goals for the applicable Performance Period for each Performance Share or Performance Unit granted hereunder. The Performance Goals shall be based upon the criteria set forth in Section 10(b), or, in the case of an Award that the Committee determines shall not be subject to Section 10(b), any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. Performance Goals for different Participants and for different grants of Performance Shares and Performance Units need not be identical. Unless otherwise provided in an Award Agreement, the Participants’ rights as a stockholder in Performance Shares shall be substantially identical to the terms and conditions that would have been applicable under Section 9 above if the Performance Shares were Restricted Stock. A holder of Performance Units is not entitled to the rights of a holder of our Common Stock.
(d) Determination and Payment of Performance Units or Performance Shares Earned, As soon as practicable after the end of a Performance Period, the Committee shall determine the extent to which Performance Shares or Performance Units have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals as set forth in the applicable Award Agreement and shall certify these results in writing. As soon as practicable after the Committee has determined that an amount is payable or should be distributed with respect to a Performance Share or a Performance Unit, the Committee shall cause the amount of such Award to be paid or distributed to the Participant or the Participant’s estate, devisee or heir at law (whichever is applicable). Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of Common Stock, or in a combination thereof. For purposes of making payment or a distribution with respect to a Performance Share or Performance Unit, the cash equivalent of a share of Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the Performance Shares or Performance Units to be payable.
(e) Termination of Employment. Unless otherwise provided in an Award Agreement, and subject to the provisions of Section 9(b), if a Participant’s employment or other service with the Company terminates for any reason, all of the Participant’s outstanding Performance Shares and Performance Units shall be subject to the rules of this Section.
(i) Termination for Reason Other Than Death or Disability. If a Participant’s employment or other service with the Company terminates prior to the expiration of a Performance Period with respect to any Performance Units or Performance Shares held by such Participant for any reason other than death or Disability, the outstanding Performance Units or Performance Shares held by such Participant for which the Performance Period has not yet expired shall terminate upon such termination and the Participant shall have no further rights pursuant to such Performance Units or Performance Shares.
(ii) Termination of Employment for Death or Disability. If a Participant’s employment or other service with the Company terminates by reason of the Participant’s death or Disability prior to the end of a Performance Period, the Participant, or the Participant’s estate, devisee or heir at law (whichever is applicable), shall be entitled to a payment of the Participant’s outstanding Performance Units and Performance Share at the end of the applicable Performance Period, pursuant to the terms of the Plan and the Participant’s Award Agreement; provided , however , that the Participant shall be deemed to have earned only that proportion (to the nearest whole unit or share) of the Performance Units or Performance Shares granted to the Participant under such Award as the number of months of the Performance Period which have elapsed since the first day of the Performance Period for which the Award was granted to the end of the month in which the Participant’s termination of employment or other service occurs, bears to the total number of months in the Performance

Period, subject to the attainment of the Performance Goals associated with the Award as certified by the Committee. The right to receive any remaining Performance Units or Performance Shares shall be canceled and forfeited.

11.	BONUS STOCK AND AWARDS IN LIEU OF OBLIGATIONS
The Committee is authorized to grant shares of Common Stock to any Eligible Individual as a bonus, or to grant shares of Common Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Individuals subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Common Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares of Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

12.	DIVIDEND EQUIVALENTS
The Committee is authorized to grant Dividend Equivalents in connection with another Award granted to any Eligible Individual entitling the Eligible Individual to receive cash, Common Stock, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Except as otherwise provided in the Plan and subject to Section 17, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Any such determination by the Committee shall be made at the grant date of the applicable Award.

13.	AWARD GRANTS TO NON-EMPLOYEE DIRECTORS
Notwithstanding any minimum vesting provisions contained in the Plan, any Award granted to a Non-Employee Director shall not be required to be subject to any minimum vesting requirements. Notwithstanding the preceding sentence or anything to the contrary contained in this Plan, in no event shall an Award of Restricted Stock Units be made to any Non-Employee Director if, as a result of such Award, such Non-Employee Director would be entitled to have vest in any calendar year in excess of 15,000 Restricted Stock Units held by such Non-Employee Director (excluding, for these purposes, accelerated vesting upon death, disability, termination of service as a Non-Employee Director or Change of Control as set forth in the Plan or the applicable Award Agreement).

14.	CHANGE IN CONTROL
(a) Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company, or in the Company’s Executive Separation Policy, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a Change in Control:
(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 16(a) hereof.
(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to Restricted Stock or Restricted Stock Units subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 16(a) hereof.
(iii) With respect to any outstanding Award subject to achievement of Performance Goals and conditions under the Plan, the Committee may, in its sole discretion, deem such Performance Goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing or any provision in any Award Agreement to the contrary, and unless the Committee otherwise determines in a specific instance, or as is provided in any employment or other agreement between the Participant and the Company or the Company’s Executive Separation Policy, each outstanding Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit shall not be accelerated as described in Sections 14(a)(i), (ii) and (iii), if either (A) Republic is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company assumes or substitutes for the applicable Award. For the purposes of this Section 14(a)(iv), an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Common Stock subject to the Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of shares of Common Stock for each share of Common Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided , however , that if such consideration received in the transaction constituting the Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, for each share of Common Stock subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting the Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company (other than for Cause) within 24 months following such Change in Control, each Award held by such Participant at the time of the Change in Control shall be accelerated as described in Sections 14(a)(i), (ii) and (iii) above.
(b) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which Republic does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with, subject to the provisions of Section 14(a), in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by Republic, if Republic is a surviving entity, (b) the assumption or substitution for, as those terms are defined in Section 14(a)(iv), the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a share of Common Stock exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).
(c) Notice of Change in Control. The Committee shall give written notice of any proposed transaction referred to in Section 14(b) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

15.	CHANGE IN STATUS OF PARENT OR SUBSIDIARY
Unless otherwise provided in an Award Agreement or otherwise determined by the Committee, in the event that an entity which was previously a part of the Company is no longer a part of the Company, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan; (ii) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may remain outstanding, may continue to vest, and/or may remain exercisable for a period not exceeding one (1) year, subject to the terms of the Award Agreement and this Plan; and/or (iii) treat the employment or other services of a Participant employed by such entity as terminated if such Participant is not employed by Republic or any entity that is a part of the Company immediately after such event.

16.	REQUIREMENTS OF LAW
(a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any provisions of the Sarbanes-Oxley Act, and any other federal or state securities laws or regulations. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Award, the issuance of shares pursuant thereto or the grant of an Award to comply with any law or regulation of any governmental authority.
(b) Registration. At the time of any exercise or receipt of any Award, the Company may, if it shall determine it necessary or desirable for any reason, require the Participant (or Participant’s heirs, legatees or legal representative, as the case may be), as a condition to the exercise or grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant (or Participant’s heirs, legatees or legal representative, as the case may be) upon the Participant’s exercise of part or all of the Award or receipt of an Award and a stop transfer order may be placed with the transfer agent. Each Award shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Award may not be exercised in whole or in part and the restrictions on an Award may not be removed unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Participant shall provide the Company with any certificates, representations and information that the Company requests and shall otherwise cooperate with the Company in obtaining any listing, registration, qualification, consent or approval that the Company deems necessary or appropriate. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award, to cause the exercise of an Award or the issuance of shares pursuant thereto, or to cause the grant of Award to comply with any law or regulation of any governmental authority.
(c) Withholding for Taxes; Set-Off for Debt. Whenever the Company proposes or is required to issue or transfer shares of Common Stock to a Participant under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. In lieu of requiring a Participant to make a payment to the Company in an amount related to the withholding tax requirement, the Committee may, in its sole discretion, provide that at the Participant’s election, the tax withholding obligation shall be satisfied by the Company’s withholding a portion of the shares otherwise distributable to the Participant, such shares being valued at their Fair Market Value at the date of exercise, or by the Participant’s delivering to the Company a portion of the shares previously delivered by the Company, such shares being valued at their Fair Market Value as of the date of delivery of such shares by the Participant to the Company.

In addition, the Company shall have the right of set-off for debt to the Company (“Employee Debt”) incurred by a Participant whose employment has terminated but who exercises Options subject to the Plan. In such instance, the Company may withhold payment or portion of the shares otherwise distributable to the Participant, such shares being valued at their fair market value at the date of the exercise, in an amount equal to such Employee Debt (which may include, but is not limited to, amounts owed the Company for breaches of any security agreement, relocation expense agreement or other indebtedness).
(d) Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

17.	GENERAL PROVISIONS
(a) Award Agreements. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted and shall contain any additional provisions, as the Committee shall deem appropriate, in its sole and absolute discretion (including, to the extent that the Committee deems appropriate, provisions relating to confidentiality, non-competition, non-solicitation and similar matters). The terms of each Award Agreement need not be identical for Eligible Individuals provided that all Award Agreements comply with the terms of the Plan.
(b) Purchase Price. To the extent the purchase price of any Award granted hereunder is less than par value of a share of Common Stock and such purchase price is not permitted by applicable law, the per share purchase price shall be deemed to be equal to the par value of a share of Common Stock.
(c) Dividends and Dividend Equivalents. A Participant shall not be entitled to receive, currently or on a deferred basis, cash or stock dividends, or Dividend Equivalents, on shares of Common Stock covered by (i) an Option or Stock Appreciation Right or (ii) any other Award which has not vested and is subject to performance-based vesting requirements. The Committee in its absolute and sole discretion may credit a Participant’s Award that is subject to performance-based vesting with Dividend Equivalents with respect to such Awards (other than an Option or a Stock Appreciation Right); provided that such Dividend Equivalents shall be subject to the same restrictions on forfeitability as applicable to the underlying Award until all restrictions on the respective Award have lapsed. To the extent that dividends and distributions relating to an Award are held in escrow by the Company, or Dividend Equivalents are credited to an Award, a Participant shall not be entitled to any interest on any such amounts. The Committee may not grant Dividend Equivalents to an Award subject to performance-based vesting to the extent that the grant of such Dividend Equivalents would limit the Company’s deduction of the compensation payable under such Award for federal tax purposes pursuant to Code Section 162(m).
(d) Deferral of Awards. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Common Stock or cash subject to such Award and to receive Common Stock or cash at such later time or times, all on such terms and conditions as the Committee shall determine. The Committee shall not permit the deferral of an Award unless counsel for Republic determines that such action will not result in adverse tax consequences to a Participant under Section 409A of the Code. If any such deferrals are permitted, then notwithstanding anything to the contrary herein, a Participant who elects to defer receipt of Common Stock shall not have any rights as a stockholder with respect to deferred shares of Common Stock unless and until shares of Common Stock are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.
(e) Prospective Employees. Notwithstanding anything to the contrary, any Award granted to a Prospective Employee shall not become vested prior to the date the Prospective Employee first becomes an employee of the Company.
(f) Issuance of Certificates; Stockholder’s Rights. Republic shall deliver to the Participant a certificate evidencing the Participant’s ownership of shares of Common Stock issued pursuant to the exercise of an Award as soon as administratively practicable after satisfaction of all conditions relating to the issuance of such shares. A Participant shall not have any of the rights of a stockholder with respect to such Common Stock prior to satisfaction of all conditions relating to the issuance of such Common Stock, and, except as expressly provided in the Plan, no adjustment shall be made for dividends, distributions or other rights of any kind for which the record date is prior to the date on which all such conditions have been satisfied.
(g) Transferability of Awards. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. Awards may be exercised during the Participant’s lifetime only by the Participant. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person. Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Committee may in its sole and absolute discretion permit the Transfer of an Award without value to a Participant’s “family member” as such term is defined in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee. In such case, such Award shall be exercisable only by the transferee approved of by the Committee. To the extent that the Committee permits the Transfer of an Incentive Stock Option to a “family member”, so that such Option fails to continue to satisfy the requirements of an incentive stock option under the Code such Option shall automatically be re-designated as a Non- Qualified Stock Option. A transfer for value shall not be deemed to occur where an Award is transferred by a Participant pursuant to a domestic resolutions order or for bona-fide estate planning purposes.
(h) Buyout and Settlement Provisions. Except as prohibited in Section 7(d) of the Plan, the Committee may at any time on behalf of Republic offer to buy out any Awards previously granted based on such terms and conditions as the Committee shall determine which shall be communicated to the Participants at the time such offer is made.
(i) Use of Proceeds. The proceeds received by Republic from the issuance of Common Stock pursuant to Awards granted under the Plan shall constitute general funds of Republic.
(j) Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award except as otherwise provided in the Plan. Notwithstanding the foregoing, without the approval of the stockholders of Republic, an Option or a Stock Appreciation Right may not be modified as described in Section 7(d) provided that (i) the foregoing shall not apply to Substitute Awards and adjustments or substitutions in accordance with Section 6 or Section 14, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal.
(k) Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards have not been granted; provided, however, that the approval of the stockholders of Republic in accordance with applicable law and the Certificate of Incorporation and Bylaws of Republic shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan; (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 6 or Section 14 hereof); (iii) the approval of which is necessary to comply with federal or state law (including without limitation Section 162(m) of the Code and Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the stockholders of Republic must approve an action to be undertaken under the Plan. Except as permitted under Section 6 or Section 14 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.
(l)Section 409A of the Code.

(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, as defined in Section 17(l)(ii) hereof, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.
(ii) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:
(A) Payments under the Section 409A Plan may not be made earlier than the first to occur of (1) the Participant’s “separation from service”, (2) the date the Participant becomes “disabled”, (3) the Participant’s death, (4) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (5) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (6) the occurrence of an “unforeseeble emergency”;
(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;
(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and
(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).
For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.
(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant for any tax, additional tax, interest or penalties that the Participant may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
(m) Notification of 83(b) Election. If in connection with the grant of any Award any Participant makes an election permitted under Code Section 83(b), such Participant must notify the Company in writing of such election within ten (10) days after filing such election with the Internal Revenue Service.
(n) Detrimental Activity. All Awards shall be subject to cancellation by the Committee in accordance with the terms of this Section 15(n) if the Participant engages in any Detrimental Activity or if otherwise so required under applicable law. To the extent that a Participant engages in any Detrimental Activity at any time prior to, or during the one year period after, any exercise or vesting of an Award but prior to a Change in Control, the Company shall, upon the recommendation of the Committee, in its sole and absolute discretion, be entitled to (i) immediately terminate and cancel any Awards held by the Participant that have not yet been exercised, and/or (ii) with respect to Awards of the Participant that have been previously exercised, recover from the Participant at any time within two (2) years after such exercise but prior to a Change in Control (and the Participant shall be obligated to pay over to the Company with respect to any such Award previously held by such Participant): (A) with respect to any Options exercised, an amount equal to the excess of the Fair Market Value of the Common Stock for which any

Option was exercised over the Exercise Price paid (regardless of the form by which payment was made) with respect to such Option; (B) with respect to any Award other than an Option, any shares of Common Stock granted and vested pursuant to such Award, and if such shares are not still owned by the Participant, the Fair Market Value of such shares on the date they were issued, or if later, the date all vesting restrictions were satisfied; and (C) any cash or other property (other than Common Stock) received by the Participant from the Company pursuant to an Award. Without limiting the generality of the foregoing, in the event that a Participant engages in any Detrimental Activity at any time prior to any exercise of an Award and the Company exercises its remedies pursuant to this Section 17(n) following the exercise of such Award, such exercise shall be treated as having been null and void, provided that the Company will nevertheless be entitled to recover the amounts referenced above. In addition to the foregoing, the Committee may, in its sole discretion, include in an Award Agreement that the Award may be cancelled and/or that amounts received under the Award may be recovered from the Participant in certain situations such as financial restatements or committing any act that is detrimental to the Company.
(o) Disclaimer of Rights. No provision in the Plan, any Award granted or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.
(p) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(q) Nonexclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole discretion determines desirable.
(r) Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.
(s) Headings. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
(t) Pronouns. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.
(u) Successors and Assigns. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.
(v) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
(w) Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to Republic, to its principal place of business, attention: General Counsel, and if to the holder of an Award, to the address as appearing on the records of the Company.